PRICING SUPPLEMENT

Dated November 16, 2020

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018 and

Prospectus Supplement dated October 31, 2018)

UBS AG $100,000,000 Fixed-to-Floating Rate Notes due November 18, 2022

The Fixed-to-Floating Rate Notes due November 18, 2022 (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) that have a term of approximately 24 months. The Notes will pay interest periodically on each Interest Payment Date calculated using the Day Count Convention, first at a Fixed Interest Rate of 0.35% per annum for the first two quarters and, thereafter, at a Floating Interest Rate based on the Secured Overnight Financing Rates (“SOFR”), compounded daily, as discussed further herein (“Compounded SOFR”) plus 0.42% per annum, provided that such rate will not be less than 0.00% for any Interest Period. Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your investment.

Issuer:	UBS AG London Branch
Principal Amount & Denominations:	$1,000 per Note. The Notes will be issued in Denominations of $1,000 per Note and any integral multiples of $1,000.
Original Offering/Issue Price:	$1,000 per Note
Pricing Date:	November 16, 2020
Issue Date:	November 18, 2020
Maturity Date:	November 18, 2022. The Notes are not subject to repayment prior to the Maturity Date.
Payment at Maturity:	100% of the Principal Amount plus any accrued and unpaid interest
Interest Period End Dates:	Quarterly; on the 18th day of each February, May, August and November, beginning February 18, 2021 and ending on the Maturity Date, subject to the Business Day Convention.
Interest Payment Dates:	Two Business Days following each Interest Period End Date, provided that the final Interest Payment Date will be the Maturity Date. Solely for purposes of determining an Interest Payment Date, if an Interest Period End Date is not a Business Day, that Interest Period End Date will be deemed to occur on the following Business Day and no adjustment will be made to the amount payable in respect of such delay.
Rate Cut-Off Date:	The third U.S. Government Securities Business Day prior to the Maturity Date.
Interest Period:	The period from and including the previous Interest Period End Date (or the Issue Date in the case of the first Interest Payment Date) to and excluding the next applicable Interest Period End Date (which will also be the Maturity Date in the case of the final Interest Payment Date), in each case, without adjustment in the event an Interest Period End Date is postponed as described under "Interest Period End Dates" herein.
Interest Rate:	For each of the first two Interest Periods (the "Fixed Period"): the Fixed Interest Rate.
For each subsequent Interest Period (the "Floating Period"): the Floating Interest Rate.
Fixed Interest Rate:	0.35% per annum
Floating Interest Rate:	For each Interest Period during the Floating Period, Compounded SOFR plus the Spread, subject to the Minimum Interest Rate.
Spread:	0.42% per annum
Minimum Interest Rate:	0.00%
Compounded SOFR or
Floating Reference Rate:	The compounded average of Daily SOFR as determined for each Interest Period during the Floating Period, calculated in the manner described herein under “Floating Reference Rate – Compounded SOFR”, or in such other manner or based on such other rate or methodology as discussed further herein under “– Daily SOFR”.
Daily SOFR:	As of any U.S. Government Securities Business Day, the Secured Overnight Financing Rate (“SOFR”) as of 5:00 p.m. (New York time) for trades made on such U.S. Government Securities Business Day, as provided by the Federal Reserve Bank of New York (the “New York Federal Reserve”) on its website on the U.S. Government Securities Business Day immediately following such day; provided, however, that for the last two U.S. Government Securities Business Days of the final Interest Period during the Floating Period, Daily SOFR will equal Daily SOFR as of the Rate Cut-Off Date. If SOFR is unavailable for a given day or SOFR has been discontinued, Daily SOFR (or any alternative reference rate) will be determined in the manner described herein under "Floating Reference Rate".
Business Day:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
U.S. Government Securities Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday on which the Securities Industry and Financial Markets Association (“SIFMA”) does not recommend that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Day Convention:	Following; Unadjusted
Day Count Convention:	Actual/365
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
CUSIP / ISIN:	90276BLA9 / US90276BLA97
You should carefully consider the risks described under “Risk Factors” beginning on page 1 herein and on S-5 of the accompanying Prospectus Supplement relating to the Notes, dated October 31, 2018. See “Additional Information About UBS and the Notes” on page ii herein. The Notes have the terms set forth in the accompanying Prospectus Supplement and the accompanying Prospectus, as modified by this document.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
Offering of Notes	Issue Price to Public		Underwriting Discount(1)		Proceeds to UBS AG(1)
	Total	Per Note	Total	Per Note	Total	Per Note
Fixed-to-Floating Rate Notes	$100,000,000.00	$1,000.00	$43,000.00	$0.43	$99,957,000.00	$999.57
(1)	Our affiliate, UBS Securities LLC, will receive an underwriting discount of $0.43 (0.043%) per principal amount for each Note sold in this offering. UBS Securities LLC has agreed to re-allow the full amount of this discount to one or more third party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated in the above table.

UBS Securities LLC	UBS Investment Bank

ADDITIONAL INFORMATION ABOUT UBS AND THE NOTES

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows:

●	Prospectus Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002087/ub46174838-424b2.htm
●	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Fixed-to-Floating Rate Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying Prospectus Supplement” mean the UBS Prospectus Supplement, dated October 31, 2018 and references to the “accompanying Prospectus” mean the UBS Prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein and in “Risk Factors” of the accompanying Prospectus Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

If there is any inconsistency between the terms of the Notes described in the accompanying Prospectus, the accompanying Prospectus Supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying Prospectus Supplement; and last, the accompanying Prospectus.

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INVESTOR CONSIDERATIONS

The Notes may be suitable for you if:

■	You seek an investment with both a Fixed Interest Rate and Floating Interest Rate and are willing to invest in the Notes based on the Fixed Interest Rate and Floating Interest Rate indicated on the cover hereof.
■	You understand and are willing to accept the risks associated with the Floating Reference Rate, including the risk that it may be discontinued and replaced by an alternative reference rate and the risks resulting from differences in its calculation and methodology relative to those of other potential reference interest rates.
■	You are willing to hold the Notes to maturity and accept that there may be no secondary market for the Notes.
■	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including but not limited to any repayment of principal.

The Notes may not be suitable for you if:

■	You seek an investment with either a fixed or variable rate of interest throughout the entire term of the Notes or are unwilling to invest in the Notes based on the Fixed Interest Rate or Floating Interest Rate indicated on the cover hereof.
■	You are unable or unwilling to hold the Notes to maturity or seek an investment for which there will be an active secondary market.
■	You do not understand or are unwilling to accept the risks associated with the Floating Reference Rate, including the risk that it may be discontinued and replaced by an alternative reference rate and the risks resulting from differences in its calculation and methodology relative to those of other potential reference interest rates.
■	You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you and your investment, legal, tax, accounting and other advisors should carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Risk Factors” beginning on page 1 and the more detailed “Risk Factors” beginning on S-5 of the Prospectus Supplement for risks related to an investment in the Notes.

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RISK FACTORS

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying Prospectus Supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors regarding an investment in the Notes.

Risks Relating to Return Characteristics

The interest payable on each Interest Payment Date during the Fixed Period may be less than market interest rates.

Because the interest payable on the Notes during the Fixed Period will be based on the Fixed Interest Rate, the interest payable on any such Interest Payment Date may be less than the interest you would have received if the Notes were based on the then-prevailing market interest rates. Interest rates are variable and subject to change based on a number of interrelated factors, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally. You should have a view as to the Fixed Interest Rate relative to market interest rates throughout the Fixed Period.

The Floating Interest Rate used to determine the interest payable on an Interest Payment Date during the Floating Period is variable, may be less than the Fixed Interest Rate and, in certain circumstances, may be as low as zero.

Because the interest payable on the Notes during the Floating Period will be based on the applicable Floating Interest Rate, the interest payable on any such Interest Payment Date will be variable, may be less than the interest you would have received based on the Fixed Interest Rate and, in certain circumstances, may be as low as zero. The Floating Interest Rate for each Interest Payment Date during the Floating Period will be based on the applicable Floating Reference Rate, as determined on each U.S. Government Securities Business Day during the applicable Interest Period.

In addition, if Daily SOFR, as of any day during the Floating Period, is less than zero (a “Negative Interest Rate”), Compounded SOFR for that Interest Period would be computed to give effect to that Negative Interest Rate. In the case the Floating Interest Rate for a Floating Period is a Negative Interest Rate, the Floating Interest Rate would be deemed to be the Minimum Interest Rate of 0.00%. If the Floating Reference Rate for an Interest Period is equal to (or deemed to be equal to) 0.00%, no interest will be paid on the applicable Interest Payment Date. Additionally, if Daily SOFR as of any day during an Interest Period in the Floating Period is a Negative Interest Rate, the Floating Interest Rate for that Interest Period may be less than the Spread.

In calculating Daily SOFR for any day from, and including, the Rate Cut-Off Date to, but excluding, the Maturity Date will be Daily SOFR in respect of the Rate Cut-Off Date.

For the final Interest Period during the Floating Period, Daily SOFR for the final two U.S. Government Securities Business Days in that Interest Period will be deemed to be Daily SOFR as of the Rate Cut-Off Date. Accordingly, you will not receive the benefit of any increase in Daily SOFR on any date after the Rate Cut-Off Date and any such increase will not be used in calculating the interest payable on the Maturity Date. This could adversely impact the amount of interest payable with respect to the final Interest Period.

The repayment of principal applies only at maturity.

You should be willing to hold your Notes to maturity. UBS will repay the Principal Amount of your Notes only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment.

Risks Relating to Characteristics of the Floating Interest Rate

SOFR, and, therefore, the market value of, and return on, the Notes may be volatile and will be influenced by a variety of unpredictable factors.

SOFR, and therefore the Floating Interest Rate, interest payable on, and market value of, the Notes, may be volatile and will be influenced by a variety of unpredictable factors, including but not limited to:

•	interest and yield rates in the market;
•	changes in, or perceptions about future, SOFR rates;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect markets generally and that may affect SOFR; and
•	the time remaining to maturity.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the terms and features of your Notes at issuance and the market value of your Notes may offset or enhance the effect of another factor. The value of the Notes prior to maturity may be less than the Principal Amount, and may be significantly different than the amount expected at maturity.

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SOFR may be modified or discontinued which could adversely affect the market value of, and return on, the Notes.

SOFR is published by the New York Federal Reserve based on data received from other sources. UBS has no control over the determination, calculation or publication of SOFR and there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Notes. Any change to the manner in which SOFR is calculated may result in a reduction of the market value of, and return on, the Notes. As described more fully herein under “SOFR”, following a SOFR Index Cessation Event, SOFR will be based on an alternative rate and the Calculation Agent, or another party, may make adjustments to the terms of the notes, including, but not limited to, the Spread, as described further herein under “Floating Reference Rate – Daily SOFR”.

Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. Any such changes may adversely affect the market value of, and return on, the Notes.

There is limited historical data regarding SOFR and the future performance of SOFR cannot be predicted based on historical performance.

The New York Federal Reserve began to publish SOFR in April 2018, though the New York Federal Reserve has also published indicative historical SOFR going back to August 2014. You should not rely on any historical changes or trends in SOFR (whether based on actual or indicative historical data). The future performance of SOFR cannot be predicted based on its past performance, and the level of SOFR during the term of the Notes may bear little or no relation to the limited historical performance of SOFR. Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.

Compounded SOFR for an Interest Period during the Floating Period may not reflect any subsequently published corrections to SOFR.

The New York Federal Reserve publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the New York Federal Reserve discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the New York Federal Reserve, then the New York Federal Reserve will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The New York Federal Reserve will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the New York Federal Reserve’s policy changed to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the Notes because the Calculation Agent’s determination is made as of 5:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.

The discontinuance of, or changes to, SOFR, or uncertainty regarding its future may have an adverse effect on the value of, and return on, the Notes.

The terms of the Notes provide that if (i) a SOFR Index Cessation Event and its related SOFR Index Cessation Date occur with respect to SOFR (or any subsequent rate is discontinued) or (ii) SOFR does not, or its administrator does not, fulfill any applicable legal or regulatory requirement, then the Floating Reference Rate will be determined using the Overnight Bank Funding Rate (“OBFR”), the short-term interest rate target set by the Federal Open Market Committee or another alternative reference inference rate (any such successor, a “Replacement Floating Reference Rate”), as described further herein under “Floating Reference Rate”. In addition, the terms of the Notes expressly authorize the Calculation Agent or an Independent Advisor, as the case may be, to make conforming changes to the terms of the Notes upon the replacement of the original Floating Reference Rate including, but not limited to, changes to the Spread, the determination of Interest Periods during the Floating Period and the timing and frequency of calculating the Floating Reference Rate (any such changes, “Replacement Rate Conforming Changes”). The interests of any such party in making any such determination may be adverse to your interests as a holder of the Notes. The selection of a replacement Floating Reference Rate and application of any Replacement Rate Conforming Changes could result in adverse consequences to the Floating Interest Rate and, therefore, could adversely affect the market value of, and return on, the Notes. There can be no assurance that the characteristics of any Replacement Floating Reference Rate will be similar to SOFR or the then-current reference rate that it is replacing or that any Replacement Rate Conforming Changes will produce the economic equivalent of SOFR or the then-current reference rate that it is replacing.

Risks Relating to Liquidity and Secondary Market Price Considerations

There may be no secondary market for the Notes.

The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may in its absolute and sole discretion and without notice stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the Issue Price and to their intrinsic value and you may suffer substantial losses as a result.

Additionally, because SOFR is relatively new, the Notes are not expected to have an established trading market when issued and an established trading market may never develop or may not be liquid. Market terms for debt securities that reference SOFR, like the Notes, such as the Spread reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes in any secondary market may be lower than those of later-issued debt securities that reference SOFR. For instance, the Notes accrue interest on a daily basis on SOFR which, in general, will not be known until the following U.S. Government Securities Business Day, which means secondary market transactions will be more complex than for securities which accrue at known interest rates.

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuation of the Notes indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our valuation of the Notes determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by

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UBS Securities LLC with the selling agents of the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of debt securities similar to the Notes. UBS Securities LLC and its affiliates reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

We expect that, generally, expectations regarding interest rates will affect the market value of the Notes.

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes is fixed only during the Fixed Period.

Impact of fees on the secondary market price of the Notes.

Generally, the price of the Notes in the secondary market is likely to be lower than the Issue Price to the public because the Issue Price to the public includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, projected trading profit and any other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential conflicts of interest.

With regard to your Notes, from time to time, UBS and/or its affiliates may acquire or dispose of long or short positions in listed and/or over-the-counter options, futures, exchange-traded funds or other instruments based on interest rates (as described under in “Use of Proceeds and Hedging” in the accompanying Prospectus Supplement) which may adversely affect the market value of, and return on, the Notes. UBS and its affiliates expect to engage in trading activities, relating to the above mentioned instruments that may affect interest rates that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating these transactions. These trading activities, if they influence the levels of prevailing interest rates, could be adverse to the interests of the holders of the Notes.

If Daily SOFR is unavailable on any U.S. Government Securities Business Day, the Floating Reference Rate on the Notes during that Interest Period will be determined using the alternative methods set forth herein. Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Notes during the Floating Period if Daily SOFR had been available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of the Floating Reference Rate may make one or more of the alternative methods impossible or impracticable to determine. Any such adjustments or alternative methods of calculating the interest payments on the Notes may have an adverse effect on the value of, and return on, the Notes.

Additionally, UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other placement agent or third party dealer, including the sales representatives, may derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount up to the underwriting discount listed on the cover hereof per Note to any of our affiliates, other placement agents and/or third party dealers acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

Potentially inconsistent research, opinions or recommendations by UBS.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

Risks Relating to General Credit Characteristics

Credit risk of UBS.

The Notes are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including but not limited to any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your investment.

The Notes are not bank deposits.

An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the

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resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to- equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

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FLOATING REFERENCE RATE

Information About SOFR

All disclosures contained herein regarding the Secured Overnight Financing Rate (“SOFR”), including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Federal Reserve Bank of New York (the “Federal Reserve”). SOFR is published by the Federal Reserve, but the Federal Reserve has no obligation to continue to publish, and may discontinue publication of, SOFR. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate. Information from outside sources including, but not limited to any website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SOFR.

SOFR is published by the Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the Federal Reserve to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve will review this revision threshold periodically and could modify it after any such review. The description of SOFR herein does not purport to be exhaustive.

Because the Secured Overnight Financing Rate is published by the Federal Reserve based on data received from other sources, neither UBS nor any of our affiliates has any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes. If the rate at which interest accrues on any day (meaning Daily SOFR on any U.S. Government Securities Business Day during an Interest Period in the Floating Period declines to zero or becomes negative, the amount of interest payable on the Notes on the related Interest Payment Date will decline.

The Federal Reserve began publishing the Secured Overnight Financing Rate in April 2018. The Federal Reserve has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the Spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

For a more complete discussion of SOFR, see the website of the Federal Reserve, currently at newyorkfed.org (the “New York Federal Reserve’s Website”) or, with respect to clause (iv) below, federalreserve.org or, in either case, or any successor website of the Federal Reserve (the “Federal Reserve’s Website”) and apps.newyorkfed.org/markets/autorates/sofr.

Daily SOFR

“Daily SOFR” means as of any U.S. Government Securities Business Day in an Interest Period during the Floating Period:

(i)	the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) as published on the New York Federal Reserve's Website on the U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day; or
(ii)	if by 5:00 pm (New York time) on the U.S. Government Securities Business Day immediately following such date, the rate referred to in paragraph (i) above is not published, and a SOFR Index Cessation Event and SOFR Index Cessation Date have not both occurred on or prior to 5:00 p.m. (New York time) on such U.S. Government Securities Business Day, the Secured Overnight Financing Rate published on the New York Federal Reserve's Website for the last preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published; or
(iii)	if both a SOFR Index Cessation Event and SOFR Index Cessation Date have occurred,
(a)	and a rate has been recommended as the replacement for the Secured Overnight Financing Rate by the Federal Reserve Board and/or the New York Federal Reserve Bank or a committee officially endorsed or convened by the Federal Reserve Board and/or the New York Federal Reserve for the purpose of recommending a replacement for the Secured Overnight Financing Rate such rate as published on such U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day; or
(b)	if no such rate as described in subclause (a) above has been so recommended on or prior to the first U.S. Government Securities Business Day following the SOFR Index Cessation Date,
(I)	the Overnight Bank Funding Rate (“OBFR”) published at or around the New York Federal Reserve's Website on such U.S. Government Securities Business Day for trades made on the immediately preceding U.S.

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Government Securities Business Day;
(II)	if (x) the rate referred to in subclause (I) above is not so published, and (y) an OBFR Index Cessation Event and OBFR Index Cessation Date have not both occurred on or prior to the immediately preceding U.S. Government Securities Business Day, the OBFR published on the New York Federal Reserve's Website for the last preceding New York City Banking Day on which the OBFR was published on the New York Federal Reserve's Website; or
(iv)	if (x) the Calculation Agent is required to use the Overnight Bank Funding Rate as described in paragraph (iii)(b)(I) above and (y) an OBFR Index Cessation Event and an OBFR Index Cessation Date have both occurred on or prior to the U.S. Government Securities Business Day, the short-term interest rate target set by the Federal Open Market Committee, as published on the Federal Reserve's Website and as prevailing on such SOFR U.S. Government Securities Business Day, or if the Federal Open Market Committee has not set a single rate, the mid-point of the short-term interest rate target range set by the Federal Open Market Committee, as published on the Federal Reserve's Website and as prevailing on such U.S. Government Securities Business Day (calculated as the arithmetic average of the upper bound of the target range and the lower bound of the target range);

provided, however, that Daily SOFR for the last two U.S. Government Securities Business Days of the final Interest Period during the Floating Period, will be deemed to be Daily SOFR as of the Rate Cut-Off Date.

Notwithstanding the foregoing, if Daily SOFR (a) cannot be determined as described in paragraphs (i) and (ii) above, (b) has been discontinued and the fallback provisions in paragraphs (ii) through (iv) above do not result in a Replacement Floating Reference Rate or (c) does not, or whose administrator or sponsor does not, fulfill any applicable legal or regulatory requirement, as determined in the manner specified in the accompanying Prospectus Supplement under the section “Reference Assets — Base Rate Replacement”.

The terms of the Notes expressly authorize the Calculation Agent or an Independent Advisor, as the case may be, to make conforming changes to the terms of the Notes upon the replacement of the original Floating Reference Rate including, but not limited to, changes to the Spread, the determination of Interest Periods during the Floating Period and the timing and frequency of calculating the Floating Reference Rate.

For additional information, please also read the risk factor “The discontinuance of, or changes to, SOFR, or uncertainty regarding its future may have an adverse effect on the value of, and return on, the Notes.”

"OBFR Index Cessation Date" means the earliest of:

(A) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (A) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Overnight Bank Funding Rate;

(B) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (B) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Overnight Bank Funding Rate; and

(C) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (C) of the definition thereof, the date as of which the Overnight Bank Funding Rate may no longer be used.

"OBFR Index Cessation Event" means the occurrence of one or more of the following events:

(A) a public statement by the Federal Reserve Bank of New York (or any successor administrator) announcing that it has ceased or will cease to publish or provide the Overnight Bank Funding Rate permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that will continue to publish or provide the Overnight Bank Funding Rate;

(B) the publication of information that reasonably confirms that the Federal Reserve Bank of New York (or any successor administrator) has ceased or will cease to provide the Overnight Bank Funding Rate permanently or indefinitely, provided that, at the time of such publication, there is no successor administrator that will continue to publish or provide the Overnight Bank Funding Rate; and/or

(C) a public statement by a regulator or other official sector entity prohibiting the use of the Overnight Bank Funding Rate that (i) applies to, but need not be limited to, fixed income securities and derivatives, and (ii) has been determined by the Calculation Agent (or an Independent Advisor if appointed) to be an “OBFR Index Cessation Event”.

"SIFMA" means the Securities Industry and Financial Markets Association or any successor thereto.

"SOFR Index Cessation Date" means the earliest of one or more of the following events:

(A) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (A) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Secured Overnight Financing Rate;

(B) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (B) of the definition thereof, the date on which the Federal Reserve Bank of New York a (or any successor administrator) ceases to publish the Secured Overnight Financing Rate; and

(C) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (C) of the definition thereof, the date as of which the Secured Overnight Financing Rate may no longer be used.

"SOFR Index Cessation Event" means the occurrence of one or more of the following events:

(A) a public statement by the Federal Reserve Bank of New York (or any successor administrator) announcing that it has ceased or will cease to publish or provide the Secured Overnight Financing Rate permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that will continue to publish or provide a Secured Overnight Financing Rate;

(B) the publication of information that reasonably confirms that the Federal Reserve Bank of New York (or any successor administrator) has ceased or will cease to provide the Secured Overnight Financing Rate permanently or indefinitely, provided that, at the time of such publication, there is no successor administrator that will continue to publish or provide the Secured Overnight Financing Rate; and/or

(C) a public statement by a regulator or other official sector entity prohibiting the use of the Secured Overnight Financing Rate that (i) applies to, but need not be limited to, fixed income securities and derivatives, and (ii) has been determined by the Calculation Agent (or an Independent Advisor if appointed) to be a “SOFR Index Cessation Event”.

“U.S. Government Securities Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday on which the Securities Industry and Financial Markets Association “(SIFMA”) does not recommend that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Compounded SOFR

With respect to each Interest Period in the Floating Period, accrued interest will be paid based on the daily compounded interest calculated by multiplying the Principal Amount of the Notes by (i) the Floating Interest Rate for the applicable Interest Period and (ii) the day count fraction calculated in accordance with the Day Count Convention. The Floating Interest Rate with respect to an Interest Period in the Floating Period is equal to the sum of the Floating Reference Rate, Compounded SOFR, plus the Spread. “Compounded SOFR” will be computed as follows:

“d0”, is the number of U.S. Government Securities Business Days in the applicable Interest Period in the Floating Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the applicable Interest Period in the Floating Period.

“SOFRi”, for any U.S. Government Securities Business Day “i” in an Interest Period in the Floating Period, is a reference rate equal to Daily SOFR in respect of that day.

“ni” is the number of calendar days in the applicable Interest Period in the Floating Period from, and including, the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the applicable Interest Period in the Floating Period.

Daily SOFR Historical Information

We obtained the information regarding the historical performance of Daily SOFR below from Bloomberg Professional® service (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of Daily SOFR should not be taken as an indication of its future performance.

Daily SOFR has limited historical information available and, accordingly, an investment in notes based on that rate may involve greater risk than an investment in notes based on a more conventional reference interest rate or a rate with a more established record of performance. Additionally, Daily SOFR has experienced significant fluctuations. Any historical upward or downward trend during any period shown below is not an indication that the interest payable on the Notes during the Floating Period is more or less likely to increase or decrease at any time.

On November 16, 2020, Daily SOFR was 0.10%. The graph below sets forth the historical performance of Daily SOFR from April 2, 2018 through November 16, 2020. Past performance is not indicative of future performance.

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UNITED STATES FEDERAL TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Considerations”, including the section “— Notes treated as Indebtedness for U.S. Federal Income Tax Purposes”, in the accompanying Prospectus Supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possible with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

The Notes should be treated as debt for U.S. federal income tax purposes. Further, the Notes should be treated as “Variable Rate Debt Instruments”. Whether the Notes will be issued with original issue discount (“OID”), however, will depend upon the facts at the time of issuance of the Notes. If the determination were made as of the date hereof, the Notes should be treated as Variable Rate Debt Instruments issued with a single qualified floating rate and without OID.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated as described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Sale, Exchange or Maturity of the Notes

Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but unpaid interest) and (2) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s cost of acquiring such Note. Assuming a Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital losses is subject to limitations.

Interest and Original Issue Discount

Whether the Notes are issued with original issue discount (“OID”) for U.S. federal income tax purposes will depend on the facts at the time that the Notes are issued. If the Notes are not treated as issued with OID (or are issued with only a de minimis amount of OID), then interest income generally will be taxable to you at the time it is received or accrued in accordance with your regular method of tax accounting.

If the Notes are treated as issued with OID, then the amount and accrual of that OID generally will be determined by (i) constructing a hypothetical note that replaces the initial Fixed Interest Rate actually payable on the Notes with a “Qualified Floating Rate,” determined such that the fair market value of the hypothetical note would be approximately the same as the fair market value of an actual Note, (ii) determining a “Fixed Rate Substitute” for each of the two Qualified Floating Rates on the hypothetical note described in clause (i), (iii) constructing an “Equivalent Fixed Rate Debt Instrument” with terms that are identical to those provided under the Notes, except that the Equivalent Fixed Rate Debt Instrument provides for the Fixed Rate Substitutes determined in clause (ii) in lieu of the interest rates actually payable on the Notes, (iv) determining the amount of “Qualified Stated Interest” and OID with respect to the Equivalent Fixed Rate Debt Instrument described in clause (iii) under the rules generally applicable to fixed rate debt instruments, and (v) making appropriate adjustments to the Qualified Stated Interest and OID determined under clause (iv) by increasing (or decreasing) Qualified Stated Interest or OID if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the Equivalent Fixed Rate Debt Instrument, treating this increase or decrease as an adjustment to Qualified Stated Interest for the accrual period if the Equivalent Fixed Rate Debt Instrument provides for Qualified Stated Interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise as an adjustment to OID.

Variable Rate Debt Instruments

In order to qualify as a “Variable Rate Debt Instrument”:

•

the Issue Price of the Note must not exceed the total amount of noncontingent principal payments on the Note by more than the product of such principal payments and the lesser of (i) 15% or (ii) the product of 1.5% and the number of complete years in the Note’s term, and

•

the Note must not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “Qualified Floating Rates,” (ii) a single fixed rate and one or more Qualified Floating Rates, (iii) a “Single Objective Rate,” or (iv) a single fixed rate and a Single Objective Rate that is a “Qualified Inverse Floating Rate” (each as described below).

For purposes of determining if a Note is a Variable Rate Debt Instrument, a Qualified Floating Rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “Current Rate.” A Qualified Floating Rate (or objective rate, as described below) must be set at a current value of that rate. A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.

A multiple of a Qualified Floating Rate is generally not a Qualified Floating Rate, unless the variable rate is either:

•	a product of a Qualified Floating Rate times a fixed multiple greater than 0.65 but not more than 1.35, or
•	a product of a Qualified Floating Rate times a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

Certain combinations of rates are treated as a single Qualified Floating Rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a Qualified Floating Rate (or objective rate) if the value of the floating rate at the Issue Date is intended to approximate the fixed rate, and (ii) two or more Qualified Floating Rates that can reasonably be expected to have approximately the same values throughout the term of the Note. A combination of these rates is generally treated as a single Qualified Floating Rate if the values of all rates on the Issue Date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment is treated as a Qualified Floating Rate only if the restriction is fixed throughout the term of the Note, and is not reasonably expected as of the Issue Date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.

An objective rate is defined as a rate (other than a Qualified Floating Rate) that is determined using a single fixed formula and that is based on

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objective financial or economic information (other than a rate based on information that is within our control (or the control of one of our affiliates) or that is unique to our circumstances (or those of a related party)). The IRS may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term. A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a Single Objective Rate if the value of the objective rate at the Issue Date is intended to approximate the fixed rate; such a combination of rates is generally treated as a Single Objective Rate if the objective rate on the Issue Date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a Qualified Inverse Floating Rate if it is equal to a fixed rate reduced by a Qualified Floating Rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the Qualified Floating Rate (disregarding permissible rate caps, floors, governors and similar restrictions as those discussed above).

Special rules apply to Variable Rate Debt Instruments to determine the amount of Qualified Stated Interest and the amount and accrual of any OID. If the Note bears interest that is unconditionally payable or compounds at least annually at a single Qualified Floating Rate or objective rate, all stated interest is treated as Qualified Stated Interest. The accrual of any OID is determined by assuming the Note bears interest at a Fixed Interest Rate equal to the Issue Date value of the Qualified Floating Rate or Qualified Inverse Floating Rate or, in the case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the Note. The Qualified Stated Interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If the Note bears interest at a qualifying variable rate other than a single Qualified Floating Rate or objective rate, the amount and accrual of OID generally are determined by (i) determining a Fixed Rate Substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of Qualified Stated Interest and OID by assuming the Note bears interest at those substitute fixed rates and (iii) making appropriate adjustments to the Qualified Stated Interest and OID so determined for actual interest rates under the Note. However, if that qualifying variable rate includes a fixed rate, the Note is generally treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed Qualified Floating Rate (or Qualified Inverse Floating Rate if the actual variable rate is a Qualified Inverse Floating Rate) that would cause the Note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “Net Investment Income,” or “Undistributed Net Investment Income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their Net Investment Income or Undistributed Net Investment Income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets

Certain U.S. holders that own “Specified Foreign Financial Assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this reporting obligation to their ownership of the Notes.

Tax Treatment of Non-U.S. Holders

Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments or gain realized on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments or gain realized on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “Withholdable Payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “Passthru Payments” (i.e., certain payments attributable to Withholdable Payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making Withholdable Payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “Withholdable Payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign Passthru Payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “Foreign Passthru Payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

We has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Notes to one or more third-party dealers at the issue price to public less the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “Conflict of Interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the Underwriting Discount) from the initial public offering of the Notes, thus creating an additional Conflict of Interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ valuation of the Notes at that time

The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the valuation of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers, see “Risk Factors — Risks Relating to Liquidity and Secondary Market Price Considerations — There may be no secondary market for the Notes”, “— The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements” and “— Impact of fees on the secondary market price of the Notes” herein.

Prohibition of Sales to EEA & UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2016/97, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation.

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VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 28, 2020 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer's registration statement on Form F-3 (the "Registration Statement"). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement

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